Exhibit 99.1

Investor Relations contact:

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Calls 6-5/8% Notes and 8-3/4% Notes for Redemption

Completes Sale of $1.0 Billion of 5-3/4% Senior Subordinated Notes due 2024

Boston—August 10, 2012—Iron Mountain Incorporated (NYSE:IRM) announced today that it successfully completed the sale of $1.0 billion in aggregate principal amount of its 5-3/4% Senior Subordinated Notes due 2024.  The Company has also called for redemption all of the remaining $320 million in aggregate principal amount outstanding of its 6-5/8% Senior Subordinated Notes due 2016 (the “2016 Notes”) and $200 million in aggregate principal amount outstanding of its 8-3/4% Senior Subordinated Notes due 2018 (the “2018 Notes”) in accordance with the Indenture governing these notes. The redemption date for the 2016 Notes and the 2018 Notes will be August 20, 2012.  The 2016 Notes will be redeemed at a redemption price of $1,000.00 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding August 20, 2012.  The 2018 Notes will be redeemed at a redemption price of $1,029.17 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding August 20, 2012.

This announcement does not constitute a notice of redemption for either the 2016 Notes or the 2018 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the Indenture governing the notes.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

#          #          #